Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

MYRIAD GENETICS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Myriad Genetics, Inc.

2. The Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on November 6, 1992. A Restated Certificate of Incorporation was filed on October 12, 1995 (the “Restated Certificate”). A Certificate of Amendment was filed on August 16, 2000 and a Certificate of Designation was filed on July 17, 2001.

3. The Restated Certificate filed on October 12, 1995, as amended, is hereby further amended by striking out the first paragraph of Article FOURTH, Section A, in its entirety and substituting in lieu thereof the following:

“FOURTH: A. Designation and Number of Shares

The total number of shares of capital stock of all classes which the Corporation is authorized to issue is 155,000,000, of which shares 150,000,000 of the par value of $.01 each shall be designated “Common Stock”, and of which shares 5,000,000 of the par value of $.01 each shall be a class designated “Preferred”.”

4. This Certificate of Amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer on this 13th day of November, 2008.

MYRIAD GENETICS, INC.

By:	/s/ Peter D. Meldrum
President and Chief Executive Officer